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                                                                   EXHIBIT 10.30


                        RELEASE AND SETTLEMENT AGREEMENT


     THIS RELEASE AND SETTLEMENT AGREEMENT (this "Agreement") is entered into this 6th day of December, 2005, between Torys LLP, an Ontario limited liability partnership, Torys LLP, a New York limited liability partnership (collectively, along with any predecessor partnerships, "Torys"), and Hollinger International Inc. ("International"), a Delaware corporation (together, the "Parties").

     WHEREAS by resolutions dated June 19, 2003, and January 20, 2004, the Board of Directors of International formed and authorized a Special Committee (the "SC") to investigate and file suit regarding, among other things, various related-party transactions and payments and to seek to recover assets and damages for International; and

     WHEREAS on August 30, 2004, International filed the SC's report of investigation (the "SC Report") with the U.S. District Court for the Northern District of Illinois in the action titled SEC v. Hollinger International Inc., Case No. 04-C-0366, and with the United States Securities & Exchange Commission on SEC Form 8-K; and

     WHEREAS during 2005 International, through the SC, and Torys have been discussing a resolution of International's potential claims against Torys arising out of certain of the transactions and events described in the SC Report; and

     WHEREAS Torys denies that it has liability to International or has engaged in any wrongdoing; and

     WHEREAS Torys has agreed to enter into this Agreement to resolve any potential liability to International and to reduce further expense, inconvenience, and the distraction of burdensome and protracted litigation; and

     WHEREAS the SC has approved the settlement reflected in this Agreement as fair, reasonable and adequate and in the best interests of International and its shareholders; and

     NOW THEREFORE IN CONSIDERATION OF THE COVENANTS SET OUT BELOW AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS ACKNOWLEDGED, International and Torys agree as follows:

     1. Payment by Torys of Settlement Amount. By no later than December 22, 2005, Torys shall pay, or cause to be paid by its agents, to International, in the lawful currency of the United States of America, by certified check, bank draft or wire transfer, the sum of U.S. $30,250,000.00 (the "Settlement Amount").

     2. Cooperation by Torys. Torys agrees to cooperate in good faith with the SC and with International and its subsidiaries in litigation and arbitration in which International or any International subsidiary is a party and, except where such cooperation would be illegal or otherwise improper, in administrative, regulatory and criminal proceedings involving any former International officer or director (the "Proceedings"). Without limiting the foregoing, Torys shall

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cooperate in all legal proceedings identified in International's Form 10-K for the fiscal year ended December 31, 2004, as filed with the U.S. Securities and Exchange Commission, as the SC or International may reasonably request from time to time. In connection with the Proceedings, to the full extent permitted by law, Torys agrees to make its partners and employees available on a timely basis to testify, provide affidavits, respond to inquiries and to provide any information as reasonably requested by International, the SC or either of their counsel, and agrees to provide as full and complete information as is permitted under the applicable law and subject to any confidentiality obligations to other clients that either are legally enforceable or are imposed on Torys by the applicable ethical rules governing the conduct of attorneys. Torys shall undertake its best efforts to make available to International and the SC, on the same basis, former Torys partners and employees.

     3. Mutual Release and Settlement. Upon payment in full of the Settlement Amount, International, its past, present, and future subsidiaries and divisions, all partnerships in which International or a subsidiary of International is the general partner and any corporation owned by such partnership, and their successors and assigns (collectively, the "International Releasors") do hereby fully, finally, and forever release, remise, acquit, and forever discharge Torys and its past, present, and future partners, employees, directors, officers, affiliates, agents, advisors, insurers, and reinsurers, and their predecessors, successors, and assigns (collectively, the "Torys Releasees"), separately and jointly, of and from any and all rights, interests, obligations, debts, dues, sums of money, accounts, reckonings, damages, claims, actions, allegations, causes of action, counterclaims or demands whatsoever, whether known or unknown, in law or in equity, of whatever kind or character, suspected, fixed, or contingent (collectively, "Claims") that have been, that could be, or that could have been asserted by the International Releasors from the beginning of time through the date hereof (including without limitation any claim for contribution, indemnification, reimbursement, or any other forms of claims over related to the subject matter of the Settled Claims that could be asserted on or after the date hereof by the International Releasors based on events occurring prior to and through the date hereof) against the Torys Releasees concerning (i) Torys' representation of International, its subsidiaries, divisions, all partnerships in which International or a subsidiary of International is the general partner, and any corporation owned by such partnership or (ii) allegations of injury to such entities caused by Torys (collectively, the "Settled Claims"). Torys and its past, present, and future partners, employees, officers, directors, and predecessors, and their successors and assigns (collectively, the "Torys Releasors") do hereby fully, finally, and forever release, remise, acquit, and forever discharge the International Releasors, the Cardinal Settling Directors (as defined in paragraph 8 below), and their respective insurers, separately and jointly, of and from any and all Claims that have been, that could be, or that could have been asserted by the Torys Releasors from the beginning of time through the date hereof against the International Releasors or the Cardinal Settling Directors, except that none of the Torys Releasors releases any Claims any of the Torys Releasors has or could have against any insurer for rights under an insurance policy issued to any of the Torys Releasors. The releases provided under this paragraph do not prohibit the International Releasors or the Torys Releasors from arguing that one or more of the other is liable to the plaintiffs in any pending or future securities class action suits and that proportionate liability is appropriate in such suits. The releases provided under this paragraph do not release Torys or International from their obligations under this Agreement. The releases provided under this paragraph do not preclude the International Releasors or the Torys Releasors from asserting any defenses in litigation brought against them by a putatively released party or otherwise restrict


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the arguments the Torys Releasors or the International Releasors could advance in such litigation. Notwithstanding the foregoing, the Torys Releasors shall not be deemed to have released the Cardinal Settling Directors unless and until the Cardinal Settlement Agreement (as defined in paragraph 8 below) is approved by the court and the Effective Date, as defined in the Cardinal Settlement Agreement, arrives.

     4. Unknown Claims. With respect to the releases set forth in paragraph 3 of this Agreement, the Parties expressly understand, acknowledge, and assume the risk that Claims may exist but presently be unknown, or that losses resulting from such Claims may be presently unknown or overestimated or underestimated in amount or severity, and the Parties have taken the possibility of unknown, underestimated, or overestimated Claims into account in determining the amount of consideration to be paid in exchange for the releases provided herein. The Parties, on their own behalf and on behalf of their respective related persons and entities, expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of any statute or principle of common law of the United States, Canada, or any state, province, or country, which either narrowly construes releases purporting by their terms to release such unknown or underestimated or overestimated Claims in whole or in part, or restricts or prohibits the releasing of such Claims.

     5. Limitations on Claims by Torys. Torys shall not seek to recover any amounts by way of contribution, indemnity, reimbursement, claim over, or otherwise from any other person, partnership, corporation, or other entity who may also be liable to International, whether jointly, severally or otherwise, in respect of any of the Settled Claims. Torys shall not take any steps or initiate any proceedings with respect to the Settled Claims to recover any amounts from any person, partnership, corporation or other entity that might be entitled to claim contribution, indemnity, reimbursement (or other forms of claims over) or other relief against International with respect to any of the Settled Claims. In the event that, notwithstanding the provisions of paragraphs 6 and 7 below, another party against whom any of the International Releasors has brought any Claims or with whom any of the International Releasors has reached a settlement brings any Claims against any of the Torys Releasors related in any way to the Settled Claims, nothing in this paragraph shall preclude any of the Torys Releasors from asserting any defenses against such Claims, or otherwise restrict the arguments any of the Torys Releasors could advance against such Claims.

     6. Potential Judgment Reduction. It is the intent of the Parties that this provision will eliminate any basis for any other party against whom any of the International Releasors has brought or in the future brings Claims relating in any way to the subject matter of the Settled Claims (including without limitation Claims based on allegations in the SC Report or similar allegations) from being able to claim contribution, indemnification, reimbursement, or other forms of claims over from Torys or its partners for such party's liability to International. Therefore, in consideration of Torys' payment to International of the Settlement Amount, International agrees that Torys shall have no further liability for actions or Claims brought by any of the International Releasors relating in any way to the Settled Claims (including without limitation Claims based on allegations in the SC Report or similar allegations) (including without limitation, claims for contribution, indemnification, reimbursement, or other forms of claims over brought by those against whom International obtains a judgment, including without limitation former officers, directors, and employees of International). International further


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agrees that if, and to the extent, necessary and appropriate (due to any applicable statute or law discharging and barring contribution or similar claims, or for any other reason) to ensure that Torys incurs no further liability for actions or Claims brought by any of the International Releasors relating in any way to the Settled Claims (including without limitation Claims based on allegations in the SC Report or similar allegations), the damages recoverable by any of the International Releasors in any such actions or Claims that any of the International Releasors has filed, will file, or could file (either directly or derivatively), against a person, partnership, corporation, or other entity other than Torys shall be reduced by the greater of (a) the Settlement Amount, or (b) the amount corresponding to Torys' proportionate share of the liability with respect to the relevant Claims as determined in the relevant proceeding. In addition, International agrees to cooperate reasonably with Torys to effectuate the intent of this paragraph. Torys acknowledges and agrees that the court or tribunal before which any such International Claims related in any way to the subject matter of the Settled Claims is brought will have the necessary authority and jurisdiction to make findings as to the joint tort-feasor status, if at all, and proportionate liability, if any, or lack thereof, of Torys for International's damages, regardless of whether Torys is a party to such action or claim. Torys further agrees to cooperate with all reasonable requests for documents or other evidentiary materials, whether from International or any other party, in connection with any Claims in which findings may be required as to the joint tort-feasor status and/or proportionate liability, or lack thereof, of Torys. Torys also agrees not to use this Agreement as a basis to move to stay or dismiss Claims related in any way to the subject matter of the Settled Claims brought by International against someone other than Torys.

     7. Protection From Claims by Other Parties Who Settle with International in the Future. The International Releasors will not agree to settle any Claims related in any way to the Settled Claims (including without limitation Claims based on allegations in the SC Report or similar allegations) with any other party (an "Other Settling Party") unless the agreement governing that settlement provides that the Other Settling Party shall not seek contribution, indemnification, reimbursement, or any other form of claims over from Torys for any portion of the settlement consideration the Other Settling Party pays to any of the International Releasors.

     8. Protection from Claims by Other Parties Who Have Settled with International in the Past. International agrees to obtain a certain release for Torys, its partners, and its predecessors, successors, and affiliates, from those current and former International Directors (the "Cardinal Settling Directors") who have signed an agreement (the "Cardinal Settlement Agreement") to settle the action captioned Cardinal Value Equity Partners, L.P. v. Black, et al., No. 105-N (Delaware Chancery Court, New Castle County). The release, which would be contingent on (i) a reciprocal release from Torys and (ii) court approval and consummation of the Cardinal Settlement Agreement, would preclude the Cardinal Settling Directors from seeking contribution, indemnification, reimbursement, or any other form of claims over from Torys for any portion of the settlement consideration the Cardinal Settling Directors are paying to International in connection with the Cardinal Settlement Agreement.

     9. Confidentiality and Publicity. International and Torys shall have the right to publicly disclose this Agreement and the settlement represented by this Agreement. However, other than (i) in connection with any legal proceeding or investigation or (ii) in communications with outside auditors, insurers, taxing authorities, or regulatory or governmental agencies, or as


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otherwise may be required by law, International and the SC will not publicize or comment upon any allegations against Torys related to the Settled Claims and shall not express any views as to the actions of Torys related to the Settled Claims. Any press release issued by either party announcing this Agreement will be written in accordance with this paragraph and will be made available to the other party for review and comment, but final approval on the contents of the release (subject to the requirement that it comport with the restrictions in this paragraph) will remain solely with the party issuing the release.

     10. Remedies Upon Breach of this Agreement. The Parties agree that a breach by either party of any of its obligations hereunder would cause irreparable harm to the other, non-breaching party for which money damages would not be an adequate remedy. Accordingly, the Parties agree that the non-breaching party shall be entitled to specific performance and injunctive and other equitable relief in the event the other party breaches any of its obligations hereunder. In the event of a final judicial determination that any party has breached this Agreement, such party shall pay all reasonable legal fees and expenses of the party that has sought to enforce this Agreement. If by midnight on December 22, 2005, Torys has not paid the Settlement Amount, International shall have the right, at its option, to either (i) waive the deadline in writing and accept late payment of the Settlement Amount; or (ii) commence proceedings against Torys for any and all Claims International has against Torys, including any and all of what would have been the Settled Claims. As soon as International undertakes the latter option and issues a claim against Torys, this Agreement shall be null and void and of no further force or effect.

     11. Governing Law; Choice of Forum; Jury Waiver. This Agreement and any claim related directly or indirectly to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. All disputes arising out of or relating to this Agreement or its breach may be resolved in the U.S. District Court for the Northern District of Illinois, and Torys and International hereby submit and attorn to the jurisdiction and venue of that court. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF THIS AGREEMENT.

     12. Counterparts and Delivery. This Agreement may be signed in any number of counterparts, all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by fax transmission or by transmission in PDF or similar electronic document format.

     13. Severability. If any provision of this Agreement is found to be unenforceable in whole or in part, it shall be construed or limited in such a way as to make it enforceable, consistent with the intentions of the Parties as set out in this Agreement. If such construction or limitation is not possible, the unenforceable provision will be stricken, and the remaining provisions of this Agreement will remain valid and enforceable.

     14. Admissibility. This Agreement may be filed and used in any action or proceeding as may be necessary to consummate, enforce or seek relief with respect to the Agreement. Torys, the SC, International, and any of their predecessors or successors in interest may file and use this Agreement in any action to support a defense of res judicata, collateral estoppel, issue



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estoppel, release, good faith settlement, judgment bar, reduction, or any other theory of claim preclusion, issue preclusion, or similar defense or counterclaim.

     15. No Admission. This Agreement does not in any manner constitute Torys' or International's admission of liability, wrongdoing, or any other matter.

     16. Successors and Assigns. Unless otherwise stated to the contrary elsewhere in this Agreement, this Agreement shall be binding upon, apply to, and inure to the benefit of the Parties, the International Releasors, the Cardinal Settling Directors, the Torys Releasors, and their respective successors, and assigns.

     17. No Waiver. Any failure by any party to insist upon the strict performance by the other party of any of the provisions of this Agreement shall not be deemed a waiver of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon strict performance of any and all of the provisions of this Agreement to be performed by such other party.

     18. Further Assurances. The Parties shall take such further and other steps and execute such further and other documents as may reasonably be required to give effect to the terms of this Agreement.

     19. Notice. Any notices required to be given under this Agreement shall be in writing and shall be made by fax transmission or e-mail transmission to the fax numbers and e-mail addresses set out below:

     To:                        Torys LLP
                                Suite 3000, 79 Wellington St. W.
                                Box 270, TD Centre
                                Toronto, Ontario M5K 1N2
                                Canada

     Attention:                 Les M. Viner
                                Tel.: (416) 865-8107
                                Fax: (416) 865-7380
                                E-mail:  lviner@torys.com

     With a copy to:            Davis Polk & Wardwell
                                450 Lexington Avenue
                                New York, NY 10017
                                USA

     Attention:                 Daniel F. Kolb
                                Tel.:  (212) 450-4394
                                Fax:  (212) 450-3394
                                E-mail:  daniel.kolb@dpw.com



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     To:                        Hollinger International Inc.
                                712 5th Avenue, 18th Floor
                                New York, NY 10019
                                USA

     Attention:                 Gordon A. Paris
                                Tel.:  (212) 586-5666
                                Fax: (212) 586-0010
                                E-mail:  gparis@hollingerintl.com

     With a copy to:            O'Melveny & Myers LLP
                                Times Square Tower
                                7 Times Square
                                New York, NY 10036
                                USA

     Attention:                 Jonathan Rosenberg
                                Tel.:  (212) 408-2409
                                Fax:  (212) 326-2061
                                E-mail:  jrosenberg@omm.com

     And with a copy to:        Bennett Jones LLP
                                One First Canadian Place
                                Suite 3400, P.O. Box 130
                                Toronto, Ontario M5X 1A4
                                Canada

     Attention:                 Robert W. Staley
                                Tel.:  (416) 777-4856
                                Fax:  (416) 863-1716
                                E-mail:  staleyr@bennettjones.ca

     20. Entire Agreement. This Agreement contains the entire agreement between Torys and International and supersedes and replaces any and all prior negotiations, understandings, promises, representations, inducements, and discussions, whether written or oral. This Agreement may not be changed or modified except in writing signed by both Torys and International.

     21. No Party Considered Drafter. Neither of the Parties shall be considered the drafter of this Agreement, or any provisions of this Agreement, for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter.

     22. Authority to Enter into this Agreement. The undersigned parties represent that they have the full authority necessary to execute this Agreement.



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Agreed to this 6th day of December, 2005, by:




HOLLINGER INTERNATIONAL INC.                TORYS LLP


By:
   ----------------------------------       ----------------------------------


                                            TORYS LLP



                                            ----------------------------------








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